Exhibit 99.1

Brooks Automation Reports Preliminary Results for its Second Quarter of Fiscal 2020, Ended March 31, 2020 and Timing of its Second Quarter Conference Call and Webcast

CHELMSFORD, Mass., April 13, 2020 (PR Newswire) -- Brooks Automation, Inc. (Nasdaq: BRKS) today reported preliminary financial results for the second fiscal quarter of 2020, ended March 31, 2020.

Second Quarter FY2020 Preliminary Unaudited Financial Results

•	Total revenue of approximately $220 million, up 11% YtY and 5% sequentially
•	Semiconductor revenue of approximately $125 million, up 11% YtY and 5% sequentially
•	Life Sciences revenue of approximately $95 million, up 11% YtY and 4% sequentially
•	GAAP EPS between $0.11 and $0.13 per diluted share
•	Non-GAAP EPS between $0.24 and $0.26 per diluted share

The company also reported that all of its facilities remained operational during the COVID-19 crisis with only required personnel on site, and the balance of employees working from home.  The Company has implemented CDC social distancing guidelines and other best practices to ensure the health and safety of its employees.  In the Life Sciences business, GENEWIZ and Sample Management operations are taking orders for all its offerings while fast tracking those in support of research and development related to the COVID-19 virus.  The Semiconductor Solutions business continues to supply critical chip manufacturing equipment and support services globally.  Both of the Company’s business segments fall within an “Essential Critical Infrastructure Sector” as defined by the U.S. Department of Homeland Security, which have a special responsibility to continue operations during the COVID-19 crisis.

Second Quarter FY2020 Earnings Conference Call and Webcast

Additionally, the Company announced that it plans to  announce its fiscal 2020 second quarter earnings results which ended March 31, 2020, on Thursday, April 30, 2020 after the market closes.    The Company will host a conference call and live webcast to discuss its financial results on the same day, Thursday, April 30, 2020 at 4:30 p.m. Eastern Time.  To participate in the conference call, please dial 800-906-5924 for domestic callers and +1-212-231-2904 for international callers.  Analysts and investors can access the live webcast via the Brooks website at www.brooks.investorroom.com/events.   A replay will be available beginning at 8:30 a.m. ET on May 1, 2020.

Needham Virtual Healthcare Conference Webcast

As previously announced, Brooks management  will be presenting at the 19th Annual Needham Virtual Healthcare Conference on Tuesday, April 14, 2020 at 10:40am.  Steve Schwartz, President and CEO, and Lindon Robertson, Executive Vice President and CFO, will present an overview of the company and an update on the current business environment.  The presentation will be webcast live in listen-only mode. The live webcast and replay will be available on the Brooks website at www.brooks.investorroom.com.

Regulation G – Use of Non-GAAP financial Measures

The Company supplements its GAAP financial measures with certain non-GAAP financial measures to provide investors a better perspective on the results of business operations, which the Company believes is more comparable to the similar analysis provided by its peers.  These measures are not presented in accordance with, nor are they a substitute for, U.S. generally accepted accounting principles, or GAAP. These measures should always be considered in conjunction with appropriate GAAP measures. Adjustments to GAAP results include the impact of amortization of intangible assets, restructuring charges, purchase price accounting adjustments and charges related to M&A. Management also excludes special charges and gains, such as impairment losses, gains and losses from the sale of assets, as well as other gains and charges that are not representative of the normal operations of the business. These measures should always be considered in conjunction with appropriate GAAP measures.  The company has not provided a reconciliation of the estimated non-GAAP financial measure to its comparable GAAP financial measure because it could not produce the corresponding GAAP financial measure by the date of this press release without unreasonable effort. A reconciliation of non-GAAP measures to the most nearly comparable GAAP measures will be provided when the Company reports its full results for the quarter ended March 31, 2020.

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934

Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include but are not limited to statements about our preliminary revenue and earnings results. Factors that could cause results to differ from our expectations include the following:  the volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; risks and uncertainties related to the coronavirus originating in Wuhan, China and its effects on the Company’s operations in China, including supply chain, and the operations of our customers in China; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; uncertainties in global political and economic conditions, and other factors and other risks, including those that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q.  In addition, actual financial results may differ from the preliminary financial results indicated herein as a result of the completion of our financial statements for the quarter ended March 31, 2020 as well as other risks and uncertainties, including those referenced above. As a result, we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

About Brooks Automation
Brooks (Nasdaq: BRKS) is a leading provider of life science sample-based solutions and semiconductor manufacturing solutions worldwide.  The Company’s Life Sciences business provides a full suite of reliable cold-chain sample management solutions and genomic services across areas such as drug development, clinical research and advanced cell therapies for the industry’s top pharmaceutical, biotech, academic and healthcare institutions globally.  Brooks Life Sciences’ GENEWIZ division is a leading provider of DNA gene sequencing and gene synthesis services.  With over 40 years as a partner to the semiconductor manufacturing industry, Brooks is a provider of industry-leading precision vacuum robotics, integrated automation systems and contamination control solutions to the world’s leading semiconductor chip makers and equipment manufacturers.  Brooks is headquartered in Chelmsford, MA, with operations in North America, Europe and Asia.  For more information, visit www.brooks.com.

INVESTOR CONTACTS:
Mark Namaroff

Director, Investor Relations

Brooks Automation

978.262.2635

mark.namaroff@brooks.com

Sherry Dinsmore
Brooks Automation
978.262.2400
sherry.dinsmore@brooks.com

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